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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[  ] Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

    Prior                John                     C.
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   (Last)               (First)                 (Middle)

    150 Motor Parkway
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                                    (Street)

    Hauppauge                        New York                          11788
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   (City)                           (State)                           (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Curative Health Services, Inc. (Cure)

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   December 2000
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

           Chief Financial Officer

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7. Individual or Joint/Group Filing
   (Check applicable line)

   [ X ] Form filed by one Reporting Person
   [   ] Form filed by more than one Reporting Person


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             & 4)           (Instr.4) (Instr. 4)
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 Common Stock                          1/1/00-        B               733         A     (2)       21,033         D
                                       12/31/00
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*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Incentive Stock     6.125    2/22/00   A        25,000       (1)      2/22/10  Common Stk 25,000  6.125
Options
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Incentive Stock     5.406    5/31/00   A        75,000       (1)      5/31/10  Common Stk 75,000  5.406
Options
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Incentive Stock     5.50     11/1/00   A        20,000       (1)      11/1/10  Common Stk 20,000  5.50
Options
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Incentive Stock     5.563    12/22/00  A        30,000       (1)      12/22/10 Common Stk 30,000  5.563   302,250     D
Options
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Explanation of Responses:(1) Incentive Stock Option granted pursuant to Curative Health Services, Inc. 2000 Stock Incentive Plan. Options shall become exercisable with respect to one third of the shares on the first day of the month following the one year anniversary and thereafter shall become exercisable with respect to the balance of the shares in equal monthly installments on the last date of each of the eight successive (3) month periods following the exercisability date. (2) Represents shares acquired through 401k Plan from January 1st. through December 31., 2000 at various share prices. The average share price of these shares acquired is $6.89. The shares were acquired at prices ranging from $6.02 to $7.385.

      /s/ John C. Prior                                    February 09, 2001
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          John C. Prior, (Attorney In Fact)                       Date
      **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

     Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

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